EXHIBIT (12)


                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

(Dollars in Millions)
                                                Six Months Ended
                                                 June 29, 1997
                                                 -------------


Income before Income Taxes                           $ 263.76

Deduct:
  Equity income (loss)                                   8.45
                                                     ---------

  Subtotal                                             255.31

Add (deduct):
  Dividends from less than 50% owned companies           0.13
  Proportional share of income (loss) before
    income taxes of 50% owned companies                  0.08
                                                     ---------

Adjusted income                                        255.52
                                                     ---------

Fixed Charges
  Interest on indebtedness                              49.84
  Amortization of debt expense                           0.66
  Interest portion of rent expense                      26.95
                                                     ---------

Total Fixed Charges                                     77.45
                                                     ---------

Total Available Income                                $332.97
                                                     =========

Ratio of Earnings to Fixed Charges                       4.30
                                                     =========






                                       ii